                                                FILED PURSUANT TO RULE 424(b)(5)
                                                      REGISTRATION NO. 333-52053

PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED SEPTEMBER 25, 1998)

                                 $270,000,000

                  [LOGO OF OCCIDENTAL PETROLEUM CORPORATION]
                      EXTENDIBLE NOTES DUE OCTOBER 3, 2008

                               ---------------

  Occidental Petroleum Corporation (the "Company" or "Occidental") is hereby offering $270,000,000 aggregate principal amount of Extendible Notes due October 3, 2008 (the "Notes").

  DURING THE PERIOD (THE "INITIAL SPREAD PERIOD") FROM AND INCLUDING OCTOBER 2, 1998 TO BUT EXCLUDING APRIL 3, 2000 (THE INITIAL REMARKETING RESET DATE), THE INTEREST RATE ON THE NOTES WILL BE RESET AND PAYABLE QUARTERLY AT A RATE EQUAL TO LIBOR PLUS THE APPLICABLE SPREAD (AS DEFINED HEREIN). THE SPREAD DURING THE INITIAL SPREAD PERIOD WILL BE .70%. After the Initial Spread Period, the character and duration of the interest rate on the Notes will be agreed to by the Company and the Remarketing Agent (as defined herein) on each applicable Duration/Mode Determination Date (as defined herein) and the Spread will be as determined by the Remarketing Agent and agreed to by the Company on the corresponding Spread Determination Date (as defined herein). If the Company and the Remarketing Agent are unable to agree on the Spread with respect to any Subsequent Spread Period (as defined herein), the Company is required to unconditionally repurchase and retire all of the Notes on the Remarketing Reset Date (as defined herein) for such Subsequent Spread Period at a price equal to 100% of the principal amount thereof, together with accrued and unpaid interest, if any, thereon to such Remarketing Reset Date.

  IF THE COMPANY AND THE REMARKETING AGENT AGREE ON THE SPREAD WITH RESPECT TO ANY SUBSEQUENT SPREAD PERIOD, EACH NOTE WILL BE AUTOMATICALLY TENDERED, OR DEEMED TENDERED, ON THE APPLICABLE REMARKETING RESET DATE TO THE REMARKETING AGENT FROM EACH HOLDER OF THE NOTES (EACH, A "NOTEHOLDER") FOR PURCHASE AT
100% OF ITS PRINCIPAL AMOUNT AND FOR REMARKETING BY THE REMARKETING AGENT ON SUCH REMARKETING RESET DATE, UNLESS SUCH NOTEHOLDER AFFIRMATIVELY ELECTS NOT
TO TENDER, ALL AS DESCRIBED BELOW. In the case of the Initial Spread Period, the Notes will be subject to tender on April 3, 2000. Notice of a Noteholder's election not to tender Notes to the Remarketing Agent must be received by the Remarketing Agent during the period beginning at 3:00 p.m., New York City time, on the relevant Spread Determination Date and ending at 12:00 noon, New York City time, on the second Business Day following the relevant Spread Determination Date. The Remarketing Agent will attempt, on a reasonable efforts basis, to remarket the tendered Notes at a price equal to 100% of the aggregate principal amount so tendered. There is no assurance that the Remarketing Agent will be able to remarket the entire principal amount of Notes tendered in a remarketing. The obligations, if any, of the Remarketing Agent will be subject to certain conditions and termination events customary in the Company's offerings of debt securities. If the Remarketing Agent is unable to remarket some or all of the tendered Notes and, in its sole discretion, chooses not to purchase such tendered Notes, the Company is obligated unconditionally to repurchase and retire on the Remarketing Reset Date the remaining unsold tendered Notes at a price equal to 100% of the principal amount thereof, plus accrued and unpaid interest, if any, thereon to the applicable Remarketing Reset Date. No beneficial owner of any Note shall have any rights or claims against the Remarketing Agent as a result of the Remarketing Agent not purchasing such Notes. See "Description of the Notes-- Tender of Notes; Remarketing Agency Agreement" herein.
                                                       (continued on next page)

                               ---------------

 THESE SECURITIES  HAVE NOT  BEEN APPROVED OR  DISAPPROVED BY  THE SECURITIES
  AND  EXCHANGE  COMMISSION  OR  ANY STATE  SECURITIES  COMMISSION  NOR  HAS
   THE  SECURITIES   AND  EXCHANGE  COMMISSION  OR  ANY   STATE  SECURITIES
    COMMISSION  PASSED UPON THE  ACCURACY OR  ADEQUACY OF THIS  PROSPECTUS
      SUPPLEMENT OR THE  ACCOMPANYING PROSPECTUS.  ANY REPRESENTATION  TO
       THE CONTRARY IS A CRIMINAL OFFENSE.

                               ---------------

  The Notes will be sold to the public at varying prices to be determined by the Underwriter (as defined herein) at the time of each sale. The net proceeds to the Company, before deducting expenses payable by the Company (estimated to be approximately $375,000), will be 99.80% of the principal amount of the Notes sold and the aggregate net proceeds will be $269,460,000. For further information with respect to the plan of distribution and any discounts, commissions or profits on resales of Notes that may be deemed underwriting discounts or commissions, see "Plan of Distribution" herein.

  The Notes are offered by the Underwriter, subject to prior sale, when, as and if issued by the Company and delivered to and accepted by the Underwriter and subject to certain other conditions. The Underwriter reserves the right to withdraw, cancel or modify such offer and to reject orders in whole or in part. It is expected that delivery of the Notes will be made in book-entry form through the facilities of DTC in New York, New York on or about
October 2, 1998.

                               ---------------

                              MERRILL LYNCH & CO.

                               ---------------

         The date of this Prospectus Supplement is September 25, 1998.

(continued from front cover)

  Interest on the Notes during each Subsequent Spread Period shall accrue and be payable, as applicable, either (i) at a floating interest rate (such Notes being in the "Floating Rate Mode" and such interest rate being a "Floating Rate") or (ii) at a fixed interest rate (such Notes being in the "Fixed Rate Mode" and such interest rate being a "Fixed Rate"), in each case as determined by the Company and the Remarketing Agent in accordance with a Remarketing Agency Agreement between the Company and the Remarketing Agent (the "Remarketing Agency Agreement").

  The Notes will not be redeemable prior to April 3, 2000. Thereafter, the Notes will be redeemable, at the option of the Company, on such date, on each Remarketing Reset Date and on those Interest Payment Dates that are specified as redemption dates by the Company on the applicable Duration/Mode Determination Date, in whole or in part, upon notice thereof given at any time during the 30 calendar day period ending on the tenth Business Day prior to the redemption date, in accordance with the redemption type selected on the Duration/Mode Determination Date. Unless previously redeemed, the Notes will mature on October 3, 2008. See "Description of the Notes--Redemption of the Notes" herein.

  The Notes will be represented by one or more Global Notes registered in the name of The Depository Trust Company ("DTC") or its nominee. Beneficial interests in each Global Note will be shown on, and transfers thereof will be effected only through, records maintained by DTC and its participants. Except as described elsewhere herein, Notes in certificated form will not be issued. Beneficial interests in the Notes may be acquired, or subsequently transferred, only in denominations of $1,000 and integral multiples of $1,000 in excess thereof. See "Description of the Notes--Form, Denomination and Registration" herein.

  THE UNDERWRITER MAY ENGAGE IN TRANSACTIONS THAT MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE NOTES. SUCH TRANSACTIONS MAY INCLUDE OVER-ALLOTMENT TRANSACTIONS AND THE PURCHASE OF NOTES TO COVER THE UNDERWRITER'S SHORT POSITIONS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "PLAN OF DISTRIBUTION" HEREIN.

                               ----------------

  This Prospectus Supplement and the information incorporated by reference herein contain various "forward-looking statements," within the meaning of Federal and state securities laws, including those identified by the words "believes," "anticipates," "expects" and similar expressions. These forward-looking statements reflect management's expectations and are based upon data available at the time the statements were made; however, actual results are subject to future events and uncertainties, which could materially impact actual performance. Factors that can cause actual results to differ include, but are not limited to, global commodity pricing fluctuations; competitive pricing pressures; higher than expected costs including feedstocks; the supply/demand considerations for Occidental's products; any general economic recession domestically or internationally; and not successfully completing any expansion, capital expenditure, acquisition or divestiture.

                       OCCIDENTAL PETROLEUM CORPORATION

  Occidental Petroleum Corporation, a Delaware corporation ("Occidental"), explores for, develops, produces and markets crude oil and natural gas; and manufactures and markets a variety of chlorovinyls (including basic chemicals and polymers and plastics), specialty chemicals and petrochemicals. Occidental conducts its principal operations through two subsidiaries, Occidental Oil and Gas Corporation and Occidental Chemical Corporation, and its 29.5% interest in the Equistar Chemicals, LP petrochemicals partnership.

  Occidental was organized in April 1986 and, as the result of a reorganization effective May 21, 1986, became the successor to a California corporation of the same name organized in 1920. As used herein, the term "Occidental" refers to Occidental alone or together with one or more of its subsidiaries.

                              RECENT DEVELOPMENTS

  Liquidity. Cash used by operating and investing activities in the first six months of 1998 resulted in a net cash shortfall, which was funded by additional borrowings. Operating cash flow decreased primarily due to the impact of lower worldwide crude oil prices, lower chemical prices and the repurchase of previously sold accounts receivable of Occidental's former subsidiary MidCon Corp. and of the petrochemical business contributed to Equistar. In addition, cash proceeds from Occidental's program to sell nonstrategic assets did not totally offset cash expenditures for the February 1998 acquisition of its interest in Elk Hills Naval Petroleum Reserve and the Common Stock repurchase program.

  For 1998 Occidental anticipates a net cash shortfall, which it expects can be funded without substantial additional borrowings over the levels at June 30, 1998. Occidental believes that cash generated from operations and available borrowing capacity will be adequate to meet its anticipated operating requirements, capital spending and dividend payments for the next 12 months, assuming oil and gas prices remain in their current range. However, Occidental continually evaluates possible acquisitions or other extraordinary transactions, which may, singularly or in the aggregate, affect Occidental's cash requirements. Without giving effect to the proposed sale of the Notes offered hereby, Occidental expects to have available, but unused, lines of committed credit totaling approximately $1.1 billion at September 30, 1998.

  Completion of Shell Swap. In September 1998, Occidental and the Royal Dutch/Shell Group consummated the exchange of Occidental's oil and gas interests in the Philippines and Malaysia for the Royal Dutch/Shell Group's oil and gas interests in Yemen and its interests in the Cravo Norte, Samore, Soapaga and Rondon association contracts in Colombia.

                                USE OF PROCEEDS

  Occidental intends to use the net proceeds from the sale of the Notes (estimated to be approximately $269 million) for general corporate purposes, primarily the retirement of outstanding indebtedness.

                                CAPITALIZATION

  The following table sets forth the consolidated short-term debt and consolidated capitalization of Occidental at June 30, 1998 (i) on a historical basis, (ii) as adjusted to reflect the impact of the following transactions that occurred subsequent to June 30, 1998: the repurchase through September 25, 1998 of approximately 8.9 million shares of common stock under Occidental's common stock repurchase program and the issuance of approximately $193 million of commercial paper in connection with such repurchase; the reduction in debt of approximately $263 million from the sale of the stock of Occidental Netherlands, Inc.; and the issuance of approximately $107 million of commercial paper in connection with an exchange of oil and gas interests with the Royal Dutch/Shell Group and (iii) as further adjusted to reflect the sale of the Notes offered hereby and the application of the estimated net proceeds therefrom to repay commercial paper (which is classified as long-term debt). See "Recent Developments."

                                                        JUNE 30, 1998(1)
                                                         (IN MILLIONS)
                                                          (UNAUDITED)
                                                 ------------------------------
                                                               AS    AS FURTHER
                                                 HISTORICAL ADJUSTED  ADJUSTED
                                                 ---------- -------- ----------
Short-term debt:
  Current maturities of long-term debt and
   capital lease liabilities....................   $1,401    $1,401    $1,401
  Notes payable to banks and other financial
   institutions.................................       31        31        31
                                                   ------    ------    ------
    Total short-term debt.......................   $1,432    $1,432    $1,432
                                                   ======    ======    ======
Long-term debt, net of current maturities and
 unamortized discount...........................   $5,608    $5,645    $5,375
Notes offered hereby............................      --        --        270
                                                   ------    ------    ------
Capital lease liabilities, net of current
 portion........................................       30        30        30
                                                   ------    ------    ------
Minority equity in subsidiaries and
 partnerships...................................        1         1         1
                                                   ------    ------    ------
Stockholders' equity:
  Nonredeemable preferred stock, $1.00 par
   value........................................      294       294       294
  Common Stock, $.20 par value; authorized, 500
   million shares...............................       71        69        69
  Other stockholders' equity....................    3,369     3,178     3,178
                                                   ------    ------    ------
    Total stockholders' equity..................    3,734     3,541     3,541
                                                   ------    ------    ------
    Total capitalization........................   $9,373    $9,217    $9,217
                                                   ======    ======    ======

--------
(1) Does not give effect to the anticipated application by Occidental of the proceeds from a note in the original principal amount of $1.4 billion, maturing on January 4, 1999, received from K N Energy, Inc., in connection with Occidental's sale of MidCon Corp.

                           DESCRIPTION OF THE NOTES

  The Notes are to be issued as a separate series of senior debt securities under an Indenture, dated as of April 1, 1998 (as amended, modified or supplemented from time to time, the "Indenture"), between the Company and The Bank of New York, as trustee (the "Trustee"). The following summary of certain provisions of the Notes and of the Indenture does not purport to be complete and is qualified in its entirety by reference to the Indenture, a copy of which has been filed as an exhibit to the Registration Statement referred to in the accompanying Prospectus. Capitalized terms used but not defined herein or in the accompanying Prospectus have the meanings given to them in the Indenture. This description of the particular terms of the Notes supplements, and, to the extent inconsistent therewith, replaces, the description of the general terms and provisions of the Debt Securities and the Indenture set forth in the accompanying Prospectus under the heading "Description of the Debt Securities," to which description reference is hereby made. The Notes are "Debt Securities" as that term is used in the accompanying Prospectus and are also referred to therein as the "Offered Securities." The term "Securities," as used under this caption, refers to all Debt Securities issuable from time to time under the Indenture and includes the Notes.

GENERAL

  All Securities, including the Notes, to be issued under the Indenture will be senior unsecured obligations of Occidental and will rank pari passu with all other senior unsecured indebtedness of Occidental from time to time outstanding. The Indenture does not limit the aggregate principal amount of Securities which may be issued thereunder, and Securities may be issued thereunder from time to time as a single series or in two or more separate series up to the aggregate principal amount from time to time authorized by Occidental for each series. Occidental may, from time to time, without the consent of the Noteholders, provide for the issuance of Notes or other Securities under the Indenture in addition to the Notes offered hereby. As of the date of this Prospectus Supplement, $900,000,000 aggregate principal amount of Securities is outstanding.

  The Securities will be senior unsecured obligations of Occidental. However, substantially all of Occidental's operations are conducted through subsidiaries, and any right of Occidental to receive assets of any of its subsidiaries upon the liquidation or recapitalization of any such subsidiary (and the consequent right of Holders of the Securities to participate in those assets) will be subject to the claims of such subsidiary's creditors, except to the extent that Occidental is itself recognized as a creditor of such subsidiary. Even if Occidental is recognized as a creditor of a subsidiary, Occidental's claims would still be subject to any security interests in the assets of such subsidiary securing another creditor of such subsidiary and would be subject to any indebtedness or other liability of such subsidiary senior to Occidental's claims. Accordingly, by operation of the foregoing principles, the Securities will be effectively subordinated to all indebtedness and other liabilities, including trade accounts payable, of Occidental's subsidiaries. As of June 30, 1998, the total amount of indebtedness and other liabilities of such subsidiaries that would have been senior to the Holders' rights under the Securities within the meaning of the two preceding sentences was approximately $2.7 billion (excluding interest).

  The Notes will be limited initially to $270,000,000 in aggregate principal amount, and the Notes will mature, unless previously redeemed, on October 3, 2008 ("Stated Maturity"). The Company may "reopen" the Notes series and issue additional Notes. Each Note will bear interest as described below for the Initial Spread Period and any Subsequent Spread Period. Interest on each Note will be payable on each Interest Payment Date specified for the Initial Spread Period and any Subsequent Spread Period, in each case to the person in whose name such Note is registered at the close of business on the 15th calendar day (whether or not a Business Day) next preceding such Interest Payment Date. Interest payable on any Interest Payment Date or Stated Maturity or date of earlier redemption will be the amount of interest accrued from and including the date of original issuance or from the most recent Interest Payment Date on which interest has been paid to but excluding such Interest Payment Date or Stated Maturity or date of earlier redemption, as the case may be. Principal of and interest on the Notes will be payable, and the transfer of Notes will be registrable, at the Corporate Trust Office of the Trustee or at any other office or agency designated by Occidental for such purpose.

  The Notes will be issued only in fully registered, book-entry form. See "-- Form, Denomination and Registration" below.

  On and after the initial Remarketing Reset Date, the Notes are subject to mandatory or optional redemption by the Company, in whole or in part, in the circumstances and at the redemption prices described below. See "--Redemption of the Notes" below. The Notes will not be subject to a sinking fund.

INITIAL SPREAD PERIOD

  The "Initial Spread Period" will be the period from and including the date of original issuance of the Notes to but excluding the initial "Remarketing Reset Date" for the Notes. The initial Remarketing Reset Date will be April 3, 2000.

  During the Initial Spread Period for the Notes, interest on the Notes will be payable quarterly in arrears, on each January 3, April 3, July 3 and October 3 (each such date an "Interest Payment Date" in respect of the Initial Spread Period), commencing January 3, 1999, except as described below. The interest rate on the Notes will be reset quarterly effective on each January 3, April 3, July 3 and October 3 (each, an "Interest Reset Date" in respect of the Initial Spread Period) and the Notes will bear interest at a per annum rate (computed on the basis of the actual number of days elapsed over a 360-day year) equal to LIBOR (as defined below) for the applicable Interest Reset Period (as defined below), plus the Initial Spread (as defined below). The "Initial Interest Reset Period" will be the period from and including the date of original issuance of the Notes to but excluding January 3, 1999. Thereafter, each "Interest Reset Period" during the Initial Spread Period will be the quarterly period from and including the most recent Interest Reset Date to but excluding the next succeeding Interest Reset Date.

  The Spread applicable to the Notes during the Initial Spread Period will be .70% (the "Initial Spread"), and the interest rate mode used for the Initial
Spread Period will be the Floating Rate Mode. Thus, the interest rate per annum for the Notes during the Initial Interest Reset Period will be equal to LIBOR, determined as of September 30, 1998, plus .70%. The interest rate per annum for each succeeding Interest Reset Period during the Initial Spread Period will equal LIBOR for such Interest Reset Period plus the Initial Spread, calculated as described below under "--Subsequent Spread Periods-- Floating Rate Mode."

  If, during the Initial Spread Period, any Interest Payment Date, redemption date, Interest Reset Date or Remarketing Reset Date would otherwise be a day that is not a Business Day, such Interest Payment Date, redemption date, Interest Reset Date or Remarketing Reset Date will be postponed to the next succeeding day that is a Business Day, except that if such Business Day is in the next succeeding calendar month, such Interest Payment Date, redemption date, Interest Reset Date or Remarketing Reset Date shall be the next preceding Business Day.

SUBSEQUENT SPREAD PERIODS

  The Spread will be determined in the manner described below under "-- Additional Terms of the Notes" for each period from and including each Remarketing Reset Date to but excluding each next succeeding Remarketing Reset Date (a "Subsequent Spread Period"), which will be one or more periods of at least six months and not more than the period remaining to the Stated Maturity of the Notes (or any integral multiple of six months therein), designated by the Company, commencing on April 3 or October 3 (or as otherwise specified by the Company and the Remarketing Agent on the applicable Duration/Mode Determination Date in connection with the establishment of each Subsequent Spread Period), as applicable (each such date, a "Remarketing Reset Date"), through and including October 3, 2008 (no Subsequent Spread Period may end after October 3, 2008).

 Floating Rate Mode

  If the Notes are to be reset to the Floating Rate Mode, as agreed to by the Company and the Remarketing Agent on a Duration/Mode Determination Date, then during the corresponding Subsequent Spread Period, (i) the interest rate on the Notes will be reset monthly, quarterly or semiannually (each, an "Interest Reset Period" during the Subsequent Spread Periods) and the Notes will bear interest at a per annum rate (computed on the basis of the actual number of days elapsed over a 360-day year) equal to LIBOR for the applicable Interest Reset

Period, plus the applicable Spread and (ii) interest on such Notes for each Subsequent Spread Period will be payable either monthly, quarterly or semiannually on such dates (each such date, an "Interest Payment Date" in respect of the Subsequent Spread Period) as specified by the Company and the Remarketing Agent on the applicable Duration/Mode Determination Date. Unless otherwise specified on the applicable Duration/Mode Determination Date for Notes in the Floating Rate Mode, interest on such Notes will be payable, in the case of Notes which reset (i) monthly, on the third day of each month;
(ii) quarterly, on the third day of each January, April, July and October; and
(iii) semiannually, on the third day of each April and October. The first day of an Interest Reset Period is referred to herein as an "Interest Reset Date" in respect of the Subsequent Spread Period and, unless otherwise specified on the applicable Duration/Mode Determination Date, will be, in the case of Notes which reset (i) monthly, on the third day of each month; (ii) quarterly, on the third day of each January, April, July and October; and (iii) semiannually, on the third day of each April and October.

  The interest rate in effect on each day will be (i) if such day is an Interest Reset Date, the interest rate determined as of the Floating Rate Determination Date (as defined below) immediately preceding such Interest Reset Date or (ii) if such day is not an Interest Reset Date, the interest rate determined as of the Floating Rate Determination Date immediately preceding the most recent Interest Reset Date.

  If any Interest Payment Date (other than at Stated Maturity), redemption date, Interest Reset Date or Remarketing Reset Date in the Floating Rate Mode would otherwise be a day that is not a Business Day, such Interest Payment Date, redemption date, Interest Reset Date or Remarketing Reset Date will be postponed to the next succeeding day that is a Business Day, except that if such Business Day is in the next succeeding calendar month, such Interest Payment Date, redemption date, Interest Reset Date or Remarketing Reset Date shall be the next preceding Business Day.

  The interest rate applicable to each Interest Reset Period commencing on the related Interest Reset Date will be the rate determined as of the applicable Floating Rate Determination Date. The "Floating Rate Determination Date" will be the second London Business Day immediately preceding the applicable Interest Reset Date.

  For the Initial Spread Period and if the Notes are reset to the Floating Rate Mode for a Subsequent Spread Period, LIBOR will be determined by the Rate Agent (as defined under "--Tender of Notes; Remarketing Agency Agreement" below) as of the applicable Floating Rate Determination Date in accordance with the following provisions:

    (i) LIBOR will be determined on the basis of the offered rates for deposits in U.S. dollars of not less than U.S. $1,000,000 of the applicable Index Maturity, commencing on the second London Business Day immediately following such Floating Rate Determination Date, which appears on Telerate Page 3750 (as defined below) as of approximately 11:00 a.m., London time, on such Floating Rate Determination Date. "Telerate Page 3750" means the display designated on page "3750" on Bridge Telerate, Inc. (or such other page as may replace the 3750 page on that service, any successor service or such other service or services as may be nominated by the British Bankers' Association for the purpose of displaying London interbank offered rates for U.S. dollar deposits). If no rate appears on Telerate Page 3750, LIBOR for such Floating Rate Determination Date will be determined in accordance with the provisions of paragraph (ii) below.

    (ii) With respect to a Floating Rate Determination Date on which no rate appears on Telerate Page 3750 as of approximately 11:00 a.m., London time, on such Floating Rate Determination Date, the Rate Agent shall request the principal London offices of each of four major reference banks in the London interbank market selected by the Rate Agent to provide the Rate Agent with a quotation of the rate at which deposits of the applicable Index Maturity in U.S. dollars, commencing on the second London Business Day immediately following such Floating Rate Determination Date, are offered by it to prime banks in the London interbank market as of approximately 11:00 a.m., London time, on such Floating Rate Determination Date in a principal amount equal to an amount of not less than U.S. $1,000,000 that is representative for a single transaction in such market at such time. If at least two such quotations are provided, LIBOR for such Floating Rate Determination Date will be the arithmetic mean of such quotations as calculated by the Rate Agent. If fewer than two quotations are provided, LIBOR for such Floating Rate Determination Date will be the arithmetic mean of the rates quoted as of approximately 11:00 a.m., New York City time, on such Floating Rate Determination Date by three major banks in The City of New York selected by the Rate Agent (after consultation with the Company) for loans in U.S. dollars to leading European banks of the applicable Index Maturity commencing on the second London Business Day immediately following such Floating Rate Determination Date and in a principal amount equal to an amount of not less than U.S. $1,000,000 that is representative for a single transaction in such market at such time; provided, however, that if the banks selected as aforesaid by the Rate Agent are not quoting as mentioned in this sentence, LIBOR for such Floating Rate Determination Date will be LIBOR determined with respect to the immediately preceding Floating Rate Determination Date, or in the case of the first Floating Rate Determination Date, LIBOR for the Initial Interest Reset Period.

  The Index Maturity applicable to Notes in the Floating Rate Mode will be, in the case of Notes resetting (i) monthly, one month; (ii) quarterly, three months; and (iii) semiannually, six months.

 Fixed Rate Mode

  If the Notes are to be reset to the Fixed Rate Mode, as agreed to by the Company and the Remarketing Agent on a Duration/Mode Determination Date, then the applicable Fixed Rate for the corresponding Subsequent Spread Period will be determined by 1:00 p.m., New York City time, on the third Business Day prior to the Remarketing Reset Date for such Subsequent Spread Period (the "Fixed Rate Determination Date"), in accordance with the following provisions: the Fixed Rate will be determined by (i) adding the applicable Spread (as determined by the Remarketing Agent and agreed to by the Company on the preceding Spread Determination Date) to (ii) the yield to maturity determined by 1:00 p.m., New York City time, on the Fixed Rate Determination Date (expressed as a bond equivalent, on the basis of a year of 365 or 366 days, as applicable, and applied on a daily basis) of the applicable United States Treasury security, selected by the Rate Agent after consultation with the Remarketing Agent, as having a maturity comparable to the duration selected for the following Subsequent Spread Period, which would be used in accordance with customary financial practice in pricing new issues of corporate debt securities of comparable maturity to the duration selected for the following Subsequent Spread Period.

  Interest in the Fixed Rate Mode will be computed on the basis of a 360-day year of twelve 30-day months. Such interest will be payable semiannually in arrears on the Interest Payment Dates (i.e., April 3 and October 3, unless otherwise specified by the Company and the Remarketing Agent on the applicable Duration/Mode Determination Date) at the applicable Fixed Rate, as determined by the Company and the Remarketing Agent on the Fixed Rate Determination Date, beginning on the applicable Remarketing Reset Date and continuing for the duration of the relevant Subsequent Spread Period.

  If any Interest Payment Date or any redemption date in the Fixed Rate Mode would otherwise be a day that is not a Business Day (in either case, other than any Interest Payment Date or redemption date that falls on a Remarketing Reset Date, in which case such date will be postponed to the next day that is a Business Day), the related payment of principal and interest will be made on the next succeeding Business Day as if it were made on the date such payment was due, and no interest will accrue on the amounts so payable for the period from and after such date to the next succeeding Business Day.

ADDITIONAL TERMS OF THE NOTES

  The "Spread" that will be applicable to the Notes during each Subsequent Spread Period will be the percentage (a) recommended by the Remarketing Agent so as to result in a rate that, in the opinion of the Remarketing Agent, will enable tendered Notes to be remarketed by the Remarketing Agent at 100% of the principal amount thereof, as described under "--Tender of Notes; Remarketing Agency Agreement" below, and (b) agreed to by the Company. The interest rate mode applicable to each Subsequent Spread Period shall be either the Floating Rate Mode or the Fixed Rate Mode, as determined by the Company and the Remarketing Agent.

  If the Stated Maturity (or redemption date) for the Notes falls on a day that is not a Business Day, the related payment of principal and interest will be made on the next succeeding Business Day as if it were made on the date such payment was due, and no interest will accrue on the amounts so payable for the period from and after such date to the next succeeding Business Day.

  Unless notice of redemption of the Notes as a whole has been given, the duration, redemption dates, redemption type (i.e., par, premium or make-whole), redemption prices (if applicable), Remarketing Reset Date, Interest Reset Dates, Interest Payment Dates, interest rate mode (i.e., Fixed Rate Mode or Floating Rate Mode), and any other relevant terms for each Subsequent Spread Period will be established by 3:00 p.m., New York City time, on the tenth Business Day prior to the Remarketing Reset Date which commences such Subsequent Spread Period (the "Duration/Mode Determination Date"). In addition, the Spread for each Subsequent Spread Period will be established by 1:00 p.m., New York City time, on the fifth Business Day prior to the Remarketing Reset Date commencing such Subsequent Spread Period (the "Spread Determination Date"). The Company will, not less than ten nor more than twenty days prior to any Spread Determination Date, (i) inform DTC that the Notes are subject to automatic tender on the Remarketing Reset Date (subject to the right to elect not to tender) and (ii) request that DTC notify its participants (as defined herein) of such Spread Determination Date and of the procedures that must be followed if any beneficial owner of a Note wishes not to tender such Note as described under "--Tender of Notes; Remarketing Agency Agreement" below. In the event that DTC or its nominee is no longer the holder of record of the Notes, the Company will notify the Noteholders of such information within such period of time. This will be the only notice given by the Company or the Remarketing Agent with respect to such Spread Determination Date and procedures for electing not to tender Notes.

  The term "Business Day" means any day other than a Saturday or Sunday or a day on which banking institutions in The City of New York are required or authorized to close and, in the case of Notes in the Floating Rate Mode, that is also a London Business Day. The term "London Business Day" means any day on which dealings in deposits in U.S. dollars are transacted in the London interbank market.

  In the event that the Company and Remarketing Agent do not agree on the Spread for any Subsequent Spread Period, then the Company is required unconditionally to repurchase and retire all of the Notes on the Remarketing Reset Date at a price equal to 100% of the principal amount of the Notes, together with accrued and unpaid interest, if any, thereon to the Remarketing Reset Date.

  All percentages resulting from any calculation of any interest rate for the Notes will be rounded, if necessary, to the nearest one hundred thousandth of a percentage point, with five one millionths of a percentage point rounded upward and all dollar amounts will be rounded to the nearest cent, with one-half cent being rounded upward.

TENDER OF NOTES; REMARKETING AGENCY AGREEMENT

  The Company and the Remarketing Agent are entering into a Remarketing Agreement with respect to remarketing of the Notes (the "Remarketing Agreement"). In the event the Company and the Remarketing Agent agree on the Spread on the Spread Determination Date with respect to any Subsequent Spread Period, the Company and the Remarketing Agent will enter into a Remarketing Agency Agreement (the "Remarketing Agency Agreement") on such Spread Determination Date. On the Remarketing Reset Date which commences such Subsequent Spread Period, each Note will be automatically tendered, or deemed tendered, to the Remarketing Agent for remarketing by the Remarketing Agent on the Remarketing Reset Date at 100% of the principal amount thereof (the "Purchase Price") unless the beneficial owner of such Note, at such owner's option, upon giving notice as provided below (the "Hold Notice"), elects not to tender such Note. Subject to the second succeeding paragraph, the Purchase Price will be paid by the Remarketing Agent in accordance with the standard procedures of DTC, which currently provide for payments in same-day funds. Interest accrued on such Notes with respect to the preceding interest period will be paid in the manner described under "--Form, Denomination and Registration" and "--Additional Terms of the Notes." If such beneficial owner has an account at the Remarketing Agent and tenders such Note through such account, such beneficial owner will not be required to pay any fee or commission to the Remarketing Agent. If such
Note is tendered through a broker, dealer, commercial bank, trust company or other institution, other than the Remarketing Agent, such holder may be required to pay fees or commissions to such other institution. It is currently anticipated that Notes so purchased by the Remarketing Agent will be remarketed by it.

  The Hold Notice must be received by the Remarketing Agent during the period commencing at 3:00 p.m., New York City time, on the Spread Determination Date and ending at 12:00 noon, New York City time, on the second Business Day following such Spread Determination Date for such Subsequent Spread Period (the "Notice Date"). In order to ensure that a Hold Notice is received on a particular day, the beneficial owner of Notes must direct his broker or other designated participant or indirect participant (as defined herein) to give such Hold Notice before the broker's cut-off time for accepting instructions for that day. Different firms may have different cut-off times for accepting instructions from their customers. Accordingly, beneficial owners should consult the brokers or other participants or indirect participants through which they own their interests in the Notes for the cut-off times for such brokers, other participants or indirect participants. See "--Form, Denomination and Registration" below. Except as otherwise provided below, a Hold Notice shall be irrevocable. If a Hold Notice is not received for any reason by the Remarketing Agent with respect to any Note by 12:00 noon, New York City time, on the Notice Date, the beneficial owner of such Note shall be deemed to have elected to tender such Note for purchase by the Remarketing Agent. All of the Notes, whether or not tendered, shall bear interest upon the same terms.

  The Remarketing Agent will attempt, on a reasonable efforts basis, to remarket the tendered Notes at a price equal to 100% of the aggregate principal amount so tendered. There is no assurance that the Remarketing Agent will be able to remarket the entire principal amount of Notes tendered in a remarketing. The obligations, if any, of the Remarketing Agent will be subject to certain conditions and termination events customary in the Company's offerings of debt securities, including a condition that no material adverse change in the consolidated financial condition of the Company and its subsidiaries, taken as a whole, shall have occurred since the Spread Determination Date. In the event that the Remarketing Agent is unable to remarket some or all of the tendered Notes and, in its sole discretion, chooses not to purchase such tendered Notes, the Company is obligated unconditionally to purchase and retire on the Remarketing Reset Date the remaining unsold tendered Notes at a price equal to 100% of the principal amount thereof, plus accrued and unpaid interest, if any, thereon to the applicable Remarketing Reset Date.

  No beneficial owner of any Note shall have any rights or claims against the Remarketing Agent as a result of the Remarketing Agent not purchasing such Notes.

  Notwithstanding anything to the contrary contained herein, the Remarketing Agent shall have the option, but not the obligation, to purchase any Notes tendered to it that it is not able to remarket. If the Remarketing Agent is unable to remarket the entire principal amount of all Notes tendered on any Remarketing Reset Date and, in its sole discretion, the Remarketing Agent chooses not to purchase such tendered Notes, it will promptly notify the Company and the Trustee.

  The term "Remarketing Agent" means the nationally recognized broker-dealer selected by the Company to act as Remarketing Agent. Pursuant to the Remarketing Agreement, Merrill Lynch, Pierce, Fenner & Smith Incorporated has agreed to act as Remarketing Agent. The term "Rate Agent" means the entity selected by the Company as its agent to determine (i) LIBOR and the interest rate on the Notes for any Interest Reset Period and/or (ii) the yield to maturity on the applicable United States Treasury security that is used in connection with the determination of the applicable Fixed Rate, and the ensuing applicable Fixed Rate. Pursuant to the Remarketing Agreement, Merrill Lynch, Pierce, Fenner & Smith Incorporated has agreed to act as Rate Agent in respect of any Fixed Rate Mode, and pursuant to a Calculation Agency Agreement, The Bank of New York has agreed to act as the Rate Agent in respect of any Floating Rate Mode. The Company, in its sole discretion, may change the Remarketing Agent and the Rate Agent for any Subsequent Spread Period at any time on or prior to 3:00 p.m., New York City time, on the Duration/Mode Determination Date relating thereto.

  Each of the Rate Agents and the Remarketing Agent, in its individual or any other capacity, may buy, sell, hold and deal in any of the Notes. Either of such parties may exercise any vote or join in any action which any beneficial owner of Notes may be entitled to exercise or take with like effect as if it did not act in any capacity under the Remarketing Agency Agreement. Either of such parties, in its individual capacity, either as principal or agent, may also engage in or have an interest in any financial or other transaction with the Company as freely as if it did not act in any capacity under the Remarketing Agency Agreement or the Calculation Agency Agreement, as the case may be.

REDEMPTION OF THE NOTES

  The Notes may not be redeemed prior to the initial Remarketing Reset Date. On each Remarketing Reset Date (including the initial Remarketing Reset Date) and on those Interest Payment Dates specified as redemption dates by the Company on the Duration/Mode Determination Date in connection with any Subsequent Spread Period, the Notes may be redeemed, at the option of the Company, in whole or in part, upon notice thereof given at any time during the 30 calendar day period ending on the tenth Business Day prior to the redemption date, in accordance with the redemption type selected on the Duration/Mode Determination Date. The Notes are also subject to redemption in whole or in part as provided under "-- Additional Terms of the Notes" and "--Tender of Notes; Remarketing Agency Agreement" above. In the event that less than all of the outstanding Notes are to be redeemed, the Notes to be redeemed shall be selected by such method as the Company shall deem fair and appropriate. So long as DTC or its nominee is the record holder of the Notes, the Company will give notice to DTC, and DTC will determine the principal amount to be redeemed from the account of each participant in accordance with its rules and procedures. A participant may determine to redeem from some beneficial owners (which may include a participant holding Notes for its own account) without redeeming from the accounts of other beneficial owners.

  The redemption type to be chosen by the Company and the Remarketing Agent on the Duration/Mode Determination Date with respect to any Subsequent Spread Period may be one of the following as defined herein: (i) Par Redemption; (ii) Premium Redemption; or (iii) Make-Whole Redemption. "Par Redemption" means redemption at a redemption price equal to 100% of the principal amount thereof, plus unpaid interest thereon, if any, accrued to the redemption date. "Premium Redemption" means redemption at a redemption price or prices greater than 100% of the principal amount thereof, plus unpaid interest thereon, if any, accrued to the redemption date, as determined on the Duration/Mode Determination Date. "Make-Whole Redemption" means redemption at a redemption price equal to the Make-Whole Amount (as defined below) with respect to such Notes. Unless otherwise specified by the Company and the Remarketing Agent on any Duration/Mode Determination Date, the redemption type will be Par Redemption.

  "Make-Whole Amount" means, in connection with any optional redemption of any Note, an amount equal to the greater of (i) 100% of its principal amount plus accrued interest, if any, thereon to the date of redemption and (ii) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the applicable Treasury Yield plus the Reinvestment Spread.

  "Treasury Yield" means, with respect to any redemption date applicable to any of the Notes, the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the applicable Comparable Treasury Price for such redemption date.

  "Comparable Treasury Issue" means, with respect to the Notes subject to redemption, the United States Treasury security selected by the Remarketing Agent as having a maturity comparable to the remaining term of the Notes that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the Notes.

  "Comparable Treasury Price" means, with respect to any redemption date applicable to the Notes subject to redemption, (i) the average of the applicable Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest of such applicable Reference Treasury Dealer Quotations, or (ii) if the Trustee obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such Quotations, or
(iii) if only one Reference Treasury Dealer Quotation is received, such Quotation. "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any redemption date for the Notes subject to redemption, the average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue for the Notes (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by such Reference Treasury Dealer at 3:30 p.m. on the third business day preceding such redemption date.

  "Reference Treasury Dealer" means, with respect to the Notes subject to redemption, at least four primary U.S. Government securities dealers in New York City as the Company shall select, which may include the Remarketing Agent or an affiliate thereof.

  "Reinvestment Spread" means, with respect to the Notes subject to redemption, a number, expressed as a number of basis points or as a percentage, selected by the Company and agreed to by the Remarketing Agent on the Duration/Mode Determination Date.

FORM, DENOMINATION AND REGISTRATION

  The Notes will be issued only in fully registered form, without coupons, in minimum denominations of $1,000 and any integral multiple of $1,000 in excess thereof. The Notes will be deposited with, or on behalf of, DTC. The Notes will be represented by one or more Global Notes registered in the name of Cede & Co., as nominee of DTC. The interests of beneficial owners in the Global Notes will be represented through financial institutions acting on their behalf as direct or indirect participants in DTC.

  Ownership of beneficial interests in a Global Note will be limited to persons who have accounts with DTC ("participants") or persons who hold interests through participants. Ownership of beneficial interests in the Global Notes will be shown on, and the transfer of these ownership interests will be effected only through, records maintained by DTC or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants).

  So long as DTC, or its nominee, is the registered owner or holder of a Global Note, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the Notes represented by such Global Note for all purposes under the Indenture and the Notes. In addition, no beneficial owner of an interest in a Global Note will be able to transfer that interest except in accordance with DTC's applicable procedures (in addition to those under the Indenture referred to herein).

  Payments on Global Notes will be made to DTC or its nominee, as the registered owner thereof. Neither the Company, the Trustee nor any paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

  The Company expects that DTC or its nominee will credit direct participants' accounts on the payable date with payments in respect of a Global Note in amounts proportionate to their respective beneficial interest in the principal amount of such Global Note as shown on the records of DTC or its nominee, unless DTC has reason to believe that it will not receive payment on the payable date. The Company also expects that payments by participants to owners of beneficial interests in such Global Note held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in "street name." Such payments will be the responsibility of such participants.

  Transfers between participants in DTC will be effected in accordance with DTC rules. The laws of some states require that certain persons take physical delivery of securities in definitive form. Consequently, the ability to transfer beneficial interests in a Global Note to such persons may be limited. Because DTC can only act on behalf of participants, who in turn act on behalf of indirect participants and certain banks, the ability of a person having a beneficial interest in a Global Note to pledge such interest to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such interest, may be affected by the lack of a physical certificate of such interest.

  The Company believes that it is the policy of DTC that it will take any action permitted to be taken by a holder of Notes only at the direction of one or more participants to whose account interests in the Global Notes are credited and only in respect of such portion of the aggregate principal amount of the Notes as to which such participant or participants has or have given such direction.

  The Indenture provides that if (i) the Depository notifies the Company that it is unwilling or unable to continue as Depository or if the Depository ceases to be eligible under the Indenture and a successor depository is not appointed by the Company within 90 days or (ii) an Event of Default with respect to the Notes shall have occurred and be continuing, the Global Notes will be exchanged for Notes in definitive form of like tenor and of an equal aggregate principal amount, in authorized denominations. Such definitive Notes shall be registered in such name or names as the Depository shall instruct the Trustee. It is expected that such instructions may be based upon directions received by the Depository from participants with respect to ownership of beneficial interests in Global Notes.

  DTC has advised the Company as follows: DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that its participants deposit with DTC and facilitates the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is owned by a number of its direct participants, including the Underwriter, and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly ("indirect participants"). The rules applicable to DTC and its participants are on file with the Commission.

  Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in the Global Notes among participants of DTC, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither the Company nor the Trustee will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

               CERTAIN UNITED STATES FEDERAL TAX CONSIDERATIONS

  The following is a summary of certain United States federal income tax consequences of the purchase, ownership and disposition of the Notes by holders acquiring the Notes on their original issue at the initial issue price. This summary is based upon existing United States federal income tax law, which is subject to change, possibly retroactively. This summary does not address all aspects of United States federal income taxation which may be important to particular holders in light of their individual investment circumstances, such as Notes held by investors subject to special tax rules (e.g., financial institutions, insurance companies, regulated investment companies, real estate investment trusts, broker-dealers, and tax exempt organizations) or to persons that will hold the Notes as part of a straddle, hedge, or synthetic security transaction for United States federal income tax purposes, all of whom may be subject to tax rules that differ significantly from those summarized below. In addition, this summary does not discuss any foreign, state, or local tax considerations. This summary assumes that investors will hold their Notes as "capital assets" (generally, property held for investment) under the Internal Revenue Code of 1986, as amended (the "Code"). Prospective investors are urged to consult their tax advisors regarding the Federal, state, local and foreign income tax consequences of the purchase, ownership and disposition of the Notes.

  Although the matter is not completely free from doubt, the Notes should be treated for United States federal income tax purposes as variable rate debt instruments that mature on the Remarketing Reset Date for purposes of computing yield and maturity. Based on this treatment, a holder would be subject to tax on the interest payable with respect to the Notes as ordinary interest income at the time such payments are accrued or received in accordance with such holder's method of accounting for United States federal income tax purposes. Upon the sale, exchange, redemption or other disposition by a holder of the Notes, the holder should recognize capital gain or loss equal to the difference between the amount realized on the disposition of such Notes (exclusive of amounts attributable to the payment of accrued interest not previously included in income) and the holder's adjusted tax basis in such Notes. It is possible, however, that the Internal Revenue Service may assert that the Notes are subject to the Treasury Regulations dealing with contingent debt obligations, which could result in less favorable tax consequences to holders of the Notes.

 Consequences to Non-tendering Holders

  A holder who does not tender his Notes to the Remarketing Agent on the Remarketing Reset Date will continue to be subject to tax on the interest payable with respect to such Notes as described above. It is unclear whether, for United States federal income tax purposes, a holder who does not tender his Notes to the Remarketing Agent on the Remarketing Reset Date has a deemed exchange of "new" or modified notes for original Notes on the Remarketing Reset Date. Even if there is a deemed exchange, a holder who acquired the Notes at original issuance at the initial issue price should not recognize any gain or loss on such deemed disposition because his adjusted tax basis in Notes will equal the Purchase Price. A holder may, however, start a new holding period with respect to the "new" or modified Notes received in the deemed exchange.

                             PLAN OF DISTRIBUTION

  Subject to the terms and conditions set forth in the Underwriting Agreement (the "Underwriting Agreement") between the Company and Merrill Lynch, Pierce, Fenner & Smith Incorporated (the "Underwriter"), the Company has agreed to sell to the Underwriter, and the Underwriter has agreed to purchase from the Company, the principal amount of Notes set forth on the cover of this Prospectus Supplement at a price equal to 99.80% of the principal amount thereof.

  The Underwriter has advised the Company that it proposes to offer the Notes from time to time for sale in negotiated transactions or otherwise, at prices related to prevailing market prices determined at the time of sale. The Underwriter may effect such transactions by selling Notes to or through dealers and such dealers may receive compensation in the form of underwriting discounts, concessions or commissions from the Underwriter and any purchasers of the Notes for whom they may act as agent.

  The Underwriter is permitted to engage in certain transactions that maintain or otherwise affect the price of the Notes. Such transactions may include over-allotment transactions and purchases to cover short positions created by the Underwriter in connection with the offering. If the Underwriter creates a short position in the Notes in connection with the offering, i.e., if it sells more Notes than set forth on the cover page of this Prospectus Supplement, the Underwriter may reduce that short position by purchasing Notes in the open market. In general, purchases of a security to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases.

  Neither the Company nor the Underwriter makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Notes. In addition, neither the Company nor the Underwriter makes any representation that the Underwriter will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.

  The Underwriting Agreement provides that the obligation of the Underwriter to pay for and accept delivery of the Notes is subject to certain conditions, including delivery of certain legal opinions by counsel for the Underwriter.

  The Underwriting Agreement provides that the Company will indemnify the Underwriter against certain liabilities under the Securities Act of 1933, as amended, or will contribute to payments the Underwriter may be required to make in respect thereof.

  The Notes will be a new issue of securities for which there currently is no market. Although the Underwriter has informed the Company that it currently intends to make a market in the Notes as permitted by applicable laws and regulations, it is not obligated to do so, and any such market making may be discontinued at any time at the sole discretion of the Underwriter and without notice. Accordingly, there can be no assurance as to the development or liquidity of any market for the Notes. The Company does not intend to apply for listing of the Notes on any securities exchange or for quotation through the National Association of Securities Dealers Automated Quotation System.

  The Underwriter and its affiliates have performed various investment banking and other services for the Company and its affiliates in the past and may do so from time to time in the future.

                                 LEGAL MATTERS

  Certain matters with respect to the legality of the securities being offered hereby will be passed upon for Occidental by Robert E. Sawyer, Esq., Associate General Counsel of Occidental, and by Skadden, Arps, Slate, Meagher & Flom LLP, Los Angeles, California. Mr. Sawyer beneficially owns, and has rights to acquire under employee stock options, an aggregate of less than 1% of the outstanding common stock of Occidental. Skadden, Arps, Slate, Meagher & Flom LLP has represented the Underwriter from time to time on various unrelated legal matters. Brown & Wood LLP, Los Angeles, California will act as counsel for the Underwriter.

PROSPECTUS

                       OCCIDENTAL PETROLEUM CORPORATION

                  [LOGO OF OCCIDENTAL PERTROLEUM CORPORATION]

                            SENIOR DEBT SECURITIES

                               ----------------

  Occidental Petroleum Corporation ("Occidental") may offer from time to time pursuant to this Prospectus its senior unsecured debt securities consisting of notes, debentures or other evidences of indebtedness (the "Debt Securities"). The Debt Securities will be limited to $800,000,000 aggregate public offering price (or, if applicable, the equivalent thereof in any foreign currency or composite currency or currency unit, based on the applicable exchange rate in effect at the time of the sale of such Debt Securities). The Debt Securities may be offered as a single series or as two or more separate series in amounts, at prices and on terms to be determined in light of market conditions at the time of sale and to be set forth in one or more Prospectus Supplements.

  The terms of each series of Debt Securities, including, where applicable, the specific designation, the aggregate principal amount, the authorized denominations, the maturity, the rate or rates and the time or times of payment of any interest, any terms for optional or mandatory redemption or payment of additional amounts or any sinking fund provisions, the initial public offering price, the proceeds to Occidental and any other specific terms in connection with the offering and sale of such series will be set forth in one or more Prospectus Supplements. As used herein, Debt Securities shall include securities denominated in United States dollars or, at the option of Occidental if so specified in an applicable Prospectus Supplement, in any other currency or in composite currencies or currency units or in amounts determined by reference to an index. This Prospectus may not be used to consummate sales of Debt Securities unless accompanied by a Prospectus Supplement.

  The Debt Securities may be sold to or through one or more underwriters or dealers, directly by Occidental, or through one or more agents designated from time to time. See "Plan of Distribution." If any underwriter or agent of Occidental is involved in the sale of any Debt Securities in respect of which this Prospectus is being delivered, the name of such underwriter or agent and any applicable commission or discount will be set forth in a Prospectus Supplement. The net proceeds to Occidental from such sale also will be set forth in such Prospectus Supplement.

  The Debt Securities may be issued in registered form or bearer form or both. Debt Securities issued in bearer form may be offered only to non-United States persons and to offices located outside the United States of certain United States financial institutions. If the Debt Securities of any series are issuable in bearer form, certain limitations on such issuance will be set forth in an applicable Prospectus Supplement.

                               ----------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
 AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
  SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
    PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.  ANY
       REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                               ----------------

              The date of this Prospectus is September 25, 1998.

  NO DEALER, SALESMAN OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS OR ANY PROSPECTUS SUPPLEMENT AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY OCCIDENTAL OR ANY UNDERWRITER OR AGENT. NEITHER THIS PROSPECTUS NOR ANY PROSPECTUS SUPPLEMENT SHALL CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS OR ANY PROSPECTUS SUPPLEMENT NOR ANY SALE MADE HEREUNDER AND THEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION HEREIN OR THEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THEIR RESPECTIVE DATES.

                             AVAILABLE INFORMATION

  Occidental has filed a Registration Statement on Form S-3 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with the Securities and Exchange Commission (the "Commission") with respect to the Debt Securities. This Prospectus does not contain all the information set forth in the Registration Statement, certain items of which are omitted in accordance with the rules and regulations of the Commission. For further information regarding the Debt Securities offered hereby, reference is made to the Registration Statement and exhibits thereto, which may be inspected without charge at the offices of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and copies of which may be obtained from the Commission at prescribed rates.

  Occidental is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information may be inspected at, and, upon payment of the Commission's customary charges, copies may be obtained from, the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and should also be available for inspection and copying at the regional offices of the Commission located at 7 World Trade Center, 13th Floor, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials can also be obtained from the Public Reference Section of the Commission at the above Washington, D.C. address at prescribed rates. In addition, the Commission maintains a site on the World Wide Web that contains reports, proxy statements and other information filed electronically with the Commission. The address of such Web site is http://www.sec.gov. Such material should also be available for inspection at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York and the Pacific Exchange, 115 Sansome Street, Suite 1104, San Francisco, California.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  The following documents, which have been filed by Occidental with the Commission, are hereby incorporated by reference in this Prospectus:

    (i) Annual Report on Form 10-K for the fiscal year ended December 31,
  1997;

    (ii) Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 1998 and June 30, 1998; and

    (iii) Current Reports on Form 8-K, dated January 26, 1998, January 30, 1998, January 31, 1998, February 10, 1998, February 11, 1998, February 12,
  1998, April 1, 1998, April 20, 1998, May 15, 1998, May 15, 1998 and July
  20, 1998.

  All documents filed by Occidental pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Debt Securities shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the respective dates of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any supplement hereto, or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

  Occidental will furnish without charge to each person, including any beneficial owner, to whom this Prospectus is delivered, upon written or oral request of such person, a copy of any documents incorporated by reference herein, except for exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests should be directed to Occidental Petroleum Corporation, 10889 Wilshire Boulevard, Los Angeles, California 90024, Attention: David C. Yen, Vice President and Treasurer (telephone (310) 208-8800).

  Unless otherwise indicated, currency amounts in this Prospectus and any Prospectus Supplement are stated in United States dollars ("$," "dollars," "U.S. dollars" or "U.S.$").

                       OCCIDENTAL PETROLEUM CORPORATION

  Occidental, a Delaware corporation, explores for, develops, produces and markets crude oil and natural gas and manufactures and markets a variety of chlorovinyls (including basic chemicals and polymers and plastics), specialty chemicals and petrochemicals. Occidental conducts its principal operations through two subsidiaries, Occidental Oil and Gas Corporation and Occidental Chemical Corporation, and its 29.5% interest in the Equistar Chemicals, LP petrochemicals partnership. Occidental's executive offices are located at 10889 Wilshire Boulevard, Los Angeles, California 90024; telephone (310) 208-8800.

                                USE OF PROCEEDS

  Unless otherwise indicated in an applicable Prospectus Supplement, Occidental intends to use the net proceeds from the sale of the Debt Securities for general corporate purposes, primarily the retirement of outstanding indebtedness.

                      RATIOS OF EARNINGS TO FIXED CHARGES

  The following are Occidental's total enterprise ratios of earnings to fixed charges for each of the periods indicated:

    JUNE                     YEARS ENDED DECEMBER 31,
     30,     --------------------------------------------------------
    1998     1997     1996         1995         1994         1993
    ----     ---- ------------ ------------ ------------ ------------
    2.61     1.55     2.08         1.75          (a)          (a)

--------
(a) Earnings were inadequate to cover fixed charges by $298 million in 1994 and $224 million in 1993.

  Earnings are based on Occidental's consolidated income from continuing operations, before taxes on income (other than foreign oil and gas taxes) and before fixed charges. Fixed charges consist of interest and debt expense, including the proportionate share of interest and debt expense of 50-percent-owned equity investments, the portion of lease rentals representative of the interest factor and preferred dividends to minority stockholders of subsidiaries adjusted to a pretax basis.

                      DESCRIPTION OF THE DEBT SECURITIES

  The following description of the terms of the Debt Securities sets forth certain general terms and provisions of the Debt Securities to which any Prospectus Supplement may relate. The particular terms of the Debt Securities offered by any Prospectus Supplement (the "Offered Securities") and the extent to which such general provisions may apply to the Offered Securities will be described in a Prospectus Supplement relating to such Offered Securities.

  The Debt Securities will be issued under an Indenture, dated as of April 1, 1998 (the "Indenture"), between Occidental and The Bank of New York, as trustee (the "Trustee"). The terms of the Debt Securities include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"), and holders of the Debt Securities are referred to the Indenture and the Trust Indenture Act for a statement thereof. The following summary of certain provisions of the Debt Securities and of the Indenture does not purport to be complete and is qualified in its entirety by reference to the Indenture, which has been filed as an exhibit to the Registration Statement. Capitalized terms used but not defined herein have the meanings given to them in the Indenture. The term "Securities," as used under this caption, refers to all securities issued or issuable from time to time under the Indenture and includes the Debt Securities.

GENERAL

  The Indenture will not limit the aggregate principal amount of Securities that may be issued thereunder, and Securities may be issued thereunder from time to time as a single series or in two or more separate series. Occidental has authorized the issuance of Securities under the Indenture in addition to the $800,000,000 aggregate public offering price of the Debt Securities registered pursuant to the Registration Statement of which this Prospectus is a part. As of the date of this Prospectus, $900,000,000 aggregate public offering price of Securities are outstanding under the Indenture. The Indenture will not limit the ability of Occidental or its subsidiaries to incur additional unsecured indebtedness.

  Reference is made to the Prospectus Supplement that accompanies this Prospectus for a description of the specific terms of the Offered Securities to which such Prospectus Supplement relates, including, without limitation:
(i) the title of the Offered Securities; (ii) any limit on the aggregate principal amount of the Offered Securities; (iii) whether the Offered Securities are to be issuable as Registered Securities, Bearer Securities or both, whether the Offered Securities may be represented by a Security in temporary or definitive global form, and, if so, the initial Depositary with respect to such temporary or definitive global Security, and, if other than as provided in Section 304 or Section 305 of the Indenture, as applicable, whether, and the circumstances under which, beneficial owners of interests in any such temporary or definitive global Security may exchange such interests for Securities of such series of like tenor and of any authorized form and denomination; (iv) the price or prices (expressed as a percentage of the aggregate principal amount thereof) at which the Offered Securities will be issued; (v) the date or dates on which the principal of the Offered Securities is payable or the method of determination thereof; (vi) the rate or rates (which may be fixed or variable) at which the Offered Securities will bear interest, if any, or the method of calculating such rate or rates and the date or dates from which such interest, if any, will accrue; (vii) the Interest Payment Dates on which such interest, if any, on the Offered Securities will be payable and the Regular Record Date for any interest payable on any Offered Securities that are Registered Securities on any Interest Payment Date; (viii) the person to whom any interest will be payable on any Offered Security that is a Registered Security, if other than the person in whose name the Offered Security is registered at the close of business on the Regular Record Date for the payment of such interest; (ix) the manner in which, or the person to whom, any interest on any Offered Security that is a Bearer Security will be payable, if other than upon presentation and surrender of the coupons appertaining thereto, and the extent to which, and the manner in which, any interest payable on a temporary or definitive global Security on an Interest Payment Date will be paid; (x) any mandatory or optional sinking fund or analogous provisions and any provisions for the remarketing of the Offered Securities; (xi) each office or agency where, subject to the terms of the Indenture as described below under "Payment and Paying Agents," the principal of and interest, if any, on the Offered Securities will be payable and each office or agency where, subject to the terms of the Indenture as described below under "Form, Exchange, Registration and Transfer," the Offered Securities may be presented for exchange and Offered Securities that are Registered Securities may be presented for registration of transfer; (xii) the date, if any, after or on which, and the price or prices at which, the Offered Securities may, pursuant to any optional or mandatory redemption provisions, be redeemed, in whole or in part, and the other detailed terms and provisions of any such optional or mandatory redemption provisions; (xiii) the denominations in which any Offered Securities that are Registered Securities will be issuable, if other than the denomination of $1,000 and any integral multiple thereof, and the denominations in which any Offered Securities that are Bearer Securities will be issuable, if other than denominations of $5,000 and $100,000; (xiv) the currency or currencies, including composite currencies or currency units, for which the Offered Securities may be purchased or in which the Offered Securities may be denominated, and/or in which the payment of principal of and interest, if any, on the Offered Securities shall be payable, if other than U.S. dollars, and, if other than U.S. dollars, whether the Offered Securities may be satisfied and discharged other than as provided in Article Four of the Indenture; (xv) if the amounts of payments of principal of and interest, if any, on the Offered Securities are to be determined by reference to an index, formula or other method, or based on a coin or currency other than that in which the Offered Securities are stated to be payable, the manner in which such amounts shall be determined and the calculation agent, if any, with respect thereto; (xvi) if other than the principal amount thereof, the portion of the principal amount of the Offered Securities that will be payable upon declaration of acceleration of the Maturity thereof pursuant to an Event of Default; (xvii) if other than as defined in the Indenture, the meaning of "Business Day" when used with respect to the Offered Securities; (xviii) if the Offered Securities may be issued or delivered (whether upon original issuance or upon exchange of a temporary Security of such series or otherwise), or any installment of principal or interest is payable, only upon receipt of certain certificates or other documents or satisfaction of other conditions in addition to those specified in the Indenture, the forms and terms of such certificates, documents or conditions; (xix) any addition to, or modification or deletion of, any Event of Default, covenant of Occidental or other term or provision specified in the Indenture with respect to the Offered Securities; and (xx) any other terms of the Offered Securities whether or not consistent with the provisions of the Indenture. Any such Prospectus Supplement also will describe any special provisions for the payment of additional amounts with respect to the Offered Securities. The variable terms of the Securities are subject to change from time to time, but no such change will affect any Security already issued or as to which an offer to purchase has been accepted by Occidental.

  Securities may be issued as Discount Securities, which may be sold at a discount below their principal amount. Special United States Federal income tax considerations applicable to Securities issued at an original issue discount, including Discount Securities, may be described in any applicable Prospectus Supplement. Special United States Federal tax considerations and other restrictions or terms applicable to any Offered Securities that are
(i) issuable in bearer form, (ii) offered exclusively to Non-United States Holders (as defined in the Indenture) or (iii) denominated in a currency other than United States dollars will be set forth in a Prospectus Supplement relating thereto.

FORM, EXCHANGE, REGISTRATION AND TRANSFER

  The Securities of a series may be issued solely as Registered Securities, solely as Bearer Securities (with or without coupons attached) or as both Registered Securities and Bearer Securities. Securities of a series may be issuable in whole or part in the form of one or more global Securities, as described below under "Global Securities."

  Registered Securities of any series will be exchangeable for other Registered Securities of the same series of any authorized denominations and of a like aggregate principal amount and tenor. In addition, if Securities of any series are issuable as both Registered Securities and as Bearer Securities, at the option of the Holder, subject to the terms of the Indenture, Bearer Securities (accompanied by all unmatured coupons, except as provided below, and all matured coupons in default) of such series will be exchangeable for Registered Securities of the same series of any authorized denominations and of a like aggregate principal amount and tenor. Unless otherwise indicated in an applicable Prospectus Supplement, any Bearer Security surrendered in exchange for a Registered Security between a Regular Record Date or a Special Record Date and the relevant date for payment of interest will be surrendered without the coupon relating to such date for payment of interest and such interest will not be payable in respect of the Registered Security issued in exchange for such Bearer Security, but will be payable only to the Holder of such coupon when due in accordance with the terms of the Indenture. Bearer Securities will not be issued in exchange for Registered Securities.

  Securities may be presented for exchange as provided above, and, unless otherwise indicated in an applicable Prospectus Supplement, Registered Securities may be presented for registration of transfer (duly endorsed or accompanied by a duly executed written instrument of transfer), at the office of the Security Registrar or at the office of any transfer agent designated by Occidental for such purpose with respect to any series of Securities and referred to in an applicable Prospectus Supplement, without service charge and upon payment of any taxes and other governmental charges as described in the Indenture. Such exchange or transfer, as the case may be, will be effected upon the Security Registrar or such transfer agent, as the case may be, being satisfied with the documents of title and identity of the person making the request. Occidental has initially appointed the Trustee as Security Registrar. If a Prospectus Supplement refers to any transfer agent (in addition to the Security Registrar) designated by Occidental with respect to any series of Securities, Occidental may at any time rescind the designation of any such transfer agent or approve a change in the location through which any such transfer agent acts, except that, if Securities of a series are issuable only as Registered Securities, Occidental will be required to maintain a transfer agent in each Place of Payment for such series, and, if Securities of a series are issuable as Bearer Securities, Occidental will be required to maintain a transfer agent in New York City and in a Place of Payment for such series located outside the United States. Occidental may at any time designate additional transfer agents with respect to any series of Securities.

  Occidental will not be required to (i) issue, register the transfer of or exchange Securities of any series during a period beginning at the opening of business 15 days before any selection of Securities of that series to be redeemed and ending (subject to certain exceptions) at the close of business on (a) if Securities of the series are issuable only as Registered Securities, the day of mailing of the relevant notice of redemption and (b) if Securities of the series are issuable as Bearer Securities, the day of the first publication of the relevant notice of redemption or, if Securities of the series are also issuable as Registered Securities and there is no publication, the mailing of the relevant notice of redemption; (ii) register the transfer of or exchange any Registered Security, or portion thereof, called for redemption, except the unredeemed portion of any Registered Security being redeemed in part; or (iii) exchange any Bearer Security called for redemption, except to exchange such Bearer Security for a Registered Security of that series and of like tenor and principal amount that is immediately surrendered for redemption.

PAYMENT AND PAYING AGENTS

  Unless otherwise indicated in an applicable Prospectus Supplement, payment of principal of and interest, if any, on Registered Securities will be made at the office of such Paying Agent or Paying Agents as Occidental may designate from time to time, except that, at the option of Occidental, payment of any interest may be made (i) by check mailed to the address of the Person entitled thereto, as such address shall appear in the Security Register, or (ii) by wire transfer to an account maintained by the Person entitled thereto, as specified in the Security Register. Unless otherwise indicated in an applicable Prospectus Supplement, payment of any installment of interest on a Registered Security will be made to the Person in whose name such Registered Security is registered at the close of business on the Regular Record Date for such interest installment.

  Unless otherwise indicated in an applicable Prospectus Supplement, interest shall be computed on the basis of a 360-day year comprised of twelve 30-day months.

  Unless otherwise indicated in an applicable Prospectus Supplement, payment of principal of and interest, if any, on Bearer Securities will be made, subject to any applicable laws and regulations, at the offices of such Paying Agent or Paying Agents outside the United States as Occidental may designate from time to time, or by check mailed to an address or by transfer to an account maintained by the payee outside the United States. Unless otherwise indicated in an applicable Prospectus Supplement, any payment of an installment of interest on any Bearer Security will be made only against surrender of the coupon relating to such interest installment.

  Unless otherwise indicated in an applicable Prospectus Supplement, the Trustee, acting through its Corporate Trust Office, will be designated as Occidental's sole Paying Agent for payments with respect to Securities that are issuable solely as Registered Securities and as Occidental's Paying Agent in the Borough of Manhattan, The City of New York, for payments with respect to Securities (subject to any limitations described in any applicable Prospectus Supplement) that are issuable as Bearer Securities. Any Paying Agent outside the United States and any other Paying Agent in the United States initially designated by Occidental for the Offered

Securities will be named in an applicable Prospectus Supplement. Occidental may at any time designate one or more additional Paying Agents or rescind the designation of any Paying Agent or approve a change in the office through which any Paying Agent acts, except that, if Securities of a series are issuable only as Registered Securities, Occidental will be required to maintain a Paying Agent in each Place of Payment for such series, and, if Securities of a series are issuable as Bearer Securities, Occidental will be required to maintain (i) a Paying Agent in the Borough of Manhattan, The City of New York, for payments with respect to any Registered Securities of the series (and for payments with respect to Bearer Securities of the series in the circumstances described in the Indenture, but not otherwise) and (ii) a Paying Agent in a Place of Payment located outside the United States where Securities of such series and any related coupons may be presented and surrendered for payment; provided, however, that if the Securities of such series are listed on The London Stock Exchange or the Luxembourg Stock Exchange or any other stock exchange located outside the United States and such stock exchange shall so require, Occidental will maintain a Paying Agent in London, Luxembourg or any other required city located outside the United States, as the case may be, for the Securities of such series.

  All moneys paid by Occidental to a Paying Agent for the payment of principal of or interest, if any, on any Security that remain unclaimed at the end of two years after such principal or interest shall have become due and payable will be repaid to Occidental, and the Holder of such Security or any coupon will thereafter look only to Occidental for payment thereof.

GLOBAL SECURITIES

  The Securities of a series may be issued in whole or in part in global form. A Security in global form will be deposited with, or on behalf of, a Depositary, which will be identified in an applicable Prospectus Supplement. A global Security may be issued in either registered or bearer form and in either temporary or definitive form. A Security in global form may not be transferred, except as a whole by the Depositary for such Security to a nominee of such Depositary, or by a nominee of such Depositary to such Depositary or another nominee of such Depositary, or by such Depositary or any such nominee to a successor of such Depositary or a nominee of such successor. If any Securities of a series are issuable in global form, the applicable Prospectus Supplement will describe the circumstances, if any, under which beneficial owners of interests in any such global Security may exchange such interests for definitive Securities of such series and of like tenor and principal amount in any authorized form and denomination, the manner of payment of principal of and interest, if any, on any such global Security and the specific terms of the depositary arrangement with respect to any such global Security.

CERTAIN COVENANTS OF OCCIDENTAL

  Limitation on Liens. Occidental will not, nor will it permit any Consolidated Subsidiary (as defined below) to, incur, create, assume, guarantee or otherwise become liable with respect to any Secured Debt (as defined below), unless the Securities are secured equally and ratably with (or prior to) such Secured Debt. This covenant will not apply to: (i) Liens (as defined below) existing on the date of the Indenture; (ii) Liens existing on property of, or on any shares of stock or Indebtedness of, any corporation at the time such corporation becomes a Consolidated Subsidiary; (iii) Liens in favor of Occidental or a Consolidated Subsidiary; (iv) Liens in favor of governmental bodies to secure progress, advance or other payments; (v) Liens existing on property, shares of stock or Indebtedness at the time of acquisition thereof (including acquisition through merger or consolidation) or Liens to secure the payment of all or any part of the purchase price thereof or the cost of construction, installation, renovation, improvement or development thereon or thereof or to secure any Indebtedness incurred prior to, at the time of, or within 360 days after the later of the acquisition, completion of such construction, installation, renovation, improvement or development or the commencement of full operation of such property or within 360 days after the acquisition of such shares or Indebtedness for the purpose of financing all or any part of the purchase price or cost thereof; and (vi) any extension, renewal or refunding of any Liens referred to in the foregoing clauses (i) through (v). Notwithstanding the foregoing, Occidental and one or more Consolidated Subsidiaries may incur, create, assume, guarantee or otherwise become liable with respect to Secured Debt that would otherwise be subject to the foregoing restrictions if, after giving effect thereto, the aggregate amount of all Secured Debt, together with all Discounted Rental Value (as defined below) in respect of sale and leaseback transactions subject to the restrictions discussed in the following paragraph (excluding sale and leaseback transactions exempted from such restrictions pursuant to clause (i) or (ii) of the last sentence of such paragraph), would not exceed 10% of consolidated Net Tangible Assets (as defined below) of Occidental and its consolidated subsidiaries.

  Limitation on Sale and Leaseback Transactions. Occidental will not nor will it permit any Consolidated Subsidiary to sell and lease back any Principal Domestic Property (as defined below) unless: (i) the transaction is one in which the sale has occurred within 360 days after the later of the acquisition, completion of construction or commencement of full operations of the Principal Domestic Property; (ii) Occidental or such Consolidated Subsidiary could subject such Principal Domestic Property to a Lien pursuant to the provisions described above under "Limitation on Liens" in an amount equal to the Discounted Rental Value with respect to the sale and leaseback transaction without equally and ratably securing the Securities; or (iii) Occidental or such Consolidated Subsidiary, within 120 days after such sale, applies or causes to be applied to the retirement of its Funded Debt (as defined below) an amount (subject to credits for certain voluntary retirements of Funded Debt) not less than the greater of (a) the net proceeds of the sale of the Principal Domestic Property leased pursuant to such arrangement or (b) the fair value (as determined in any manner approved by the Board of Directors of Occidental) of the Principal Domestic Property so leased. This restriction will not apply to any sale and leaseback transaction (i) between Occidental and a Consolidated Subsidiary or between Consolidated Subsidiaries or (ii) involving the taking back of a lease for a period, including renewals, of not more than three years.

  Other than the limitations in the Indenture on Liens and sale and leaseback transactions described above, the provisions of the Indenture do not afford Holders of the Debt Securities protection in the event of a highly leveraged transaction, reorganization, restructuring, change in control, merger or similar transaction involving Occidental that may adversely affect Holders of the Debt Securities.

CERTAIN DEFINITIONS

  "Consolidated Subsidiary" means any Subsidiary included in the financial statements of Occidental and its Subsidiaries prepared on a consolidated basis in accordance with generally accepted accounting principles.

  "Discounted Rental Value" means, as to any particular lease under which any Person is at the time liable and at any date as of which the amount thereof is to be determined, the total net amount of rent (after deducting the amount of rent to be received by such Person under noncancelable subleases) required to be paid by such Person under such lease during the remaining noncancelable term thereof (including any such period for which such lease has been extended or may, at the option of the lessor, be extended), discounted from the respective due dates thereof to such date at a rate per annum of 11 3/4%. The net amount of rent required to be paid under any such lease for any such period shall be the aggregate amount of the rent payable by the lessee with respect to such period, after excluding amounts required to be paid on account of maintenance and repairs, insurance, taxes, water rates and similar charges. In the case of any lease which is terminable by the lessee upon the payment of a penalty, such net amount shall also include the amount of such penalty, but no rent shall be considered as required to be paid under such lease subsequent to the first date upon which it may be so terminated. If and to the extent the amount of any rent during any future period is not definitely determinable under the lease in question, the amount of such rent shall be estimated in such reasonable manner as the Board of Directors of Occidental may in good faith determine.

  "Funded Debt" means all Indebtedness maturing one year or more from the date of the creation thereof, all Indebtedness directly or indirectly renewable or extendible, at the option of the debtor, by its terms or by the terms of any instrument or agreement relating thereto, to a date one year or more from the date of the creation thereof, and all Indebtedness under a revolving credit or similar agreement obligating the lender or lenders to extend credit over a period of one year or more, even though such Indebtedness may also conform to the definition of Short-Term Borrowing.

  "Lien" means and includes any mortgage, pledge, lien, security interest, conditional sale or other title retention agreement or other similar encumbrance to secure Indebtedness for borrowed money but excluding any security interest which a lessor may be deemed to have under a lease and any lien which may be deemed to exist under a Production Payment or under any subordination arrangement. "Production Payment" means any economic interest in oil, gas or mineral reserves which (i) entitles the holder thereof to a specified share of future production from such reserves, free of the costs and expenses of such production and (ii) terminates when a specified quantity of such share of future production from such reserves has been delivered or a specified sum has been realized from the sale of such share of future production from such reserves.

  "Net Tangible Assets" of any specified Person means the total of all assets properly appearing on a balance sheet of such Person prepared in accordance with generally accepted accounting principles, after deducting from such total, without duplication of deductions, (i) all Current Liabilities of such Person; (ii) that portion of the book amount of all such assets which would be treated as intangibles under generally accepted accounting principles, including, without limitation, all such items as goodwill, trademarks, trade names, brands, copyrights, patents, licenses and rights with respect to the foregoing and unamortized debt discount and expense; and (iii) the amount, if any, at which any stock of such Person appears on the asset side of such balance sheet.

  "Principal Domestic Property" means any (i) developed oil or gas producing property or (ii) processing or manufacturing plant, in each case which as of the date of the Indenture is or thereafter is owned or leased by Occidental or any Consolidated Subsidiary and which is located in the continental United States (provided, however, that any such property or plant declared by the Board of Directors by Board Resolution not to be of material importance to the business of Occidental and its Consolidated Subsidiaries taken as a whole will be excluded from the foregoing definition).

  "Secured Debt" means any Indebtedness of Occidental or any Consolidated Subsidiary, secured by a Lien on any Principal Domestic Property or on any shares of stock or on any Indebtedness of any Consolidated Subsidiary which owns any Principal Domestic Property.

MERGER AND CONSOLIDATION

  Occidental may consolidate with or merge into any other corporation, and Occidental may convey, transfer or lease its properties and assets substantially as an entirety to any Person, provided that: (i) the corporation formed by such consolidation or into which Occidental is merged, or the Person that acquires by conveyance or transfer or which leases the properties and assets of Occidental substantially as an entirety, shall be organized and existing under the laws of the United States, any State thereof or the District of Columbia and shall expressly assume the payment of the principal of and interest on the Securities and the performance of every covenant of the Indenture and the Securities on the part of Occidental to be performed or observed; and (ii) immediately after giving effect to such transaction, no Event of Default (as described below), and no event which, after notice or lapse of time, or both, would become an Event of Default, shall have happened and be continuing.

EVENTS OF DEFAULT

  The following are Events of Default under the Indenture with respect to each series of Securities individually: (i) default in the payment of any installment of interest on any Security of such series when due, continued for 30 days; or (ii) default in the payment of the principal of any Security of such series when due; or (iii) default in the performance, or breach, of any other covenant or warranty of Occidental in the Indenture (other than a covenant or warranty that is solely for the benefit of other series of the Securities), continued for 60 days after written notice by the Trustee or the Holders of at least 25% in principal amount of the Outstanding Securities of such series; or (iv) acceleration of any indebtedness for money borrowed by Occidental under the terms of the instrument under which such indebtedness is or may be outstanding, if such indebtedness is not discharged or such acceleration is not annulled or rescinded within 20 days after written notice by the Trustee or the Holders of at least 25% in principal amount of the Outstanding Securities of such series (provided, that no Event of Default under this clause (iv) shall be deemed to exist as a result of an acceleration of any such indebtedness if the principal of and interest on such indebtedness, when added to the principal of and interest on all other such indebtedness which has been accelerated as aforesaid (excluding any such indebtedness which has been discharged or as to which the acceleration has been duly rescinded or annulled), shall not exceed $50,000,000); or (v) certain events of bankruptcy, insolvency or reorganization of Occidental; or (vi) any other event designated in the relevant Prospectus Supplement as an "Event of Default" with respect to the Securities of such series. If an Event of Default with respect to the Securities of any series occurs and is continuing, the Trustee or Holders of not less than 25% in principal amount of the Outstanding Securities of such series may declare the principal amount (or, if any of the Securities of such series are Discount Securities, such portion of the principal amount of such Securities as may be specified by the terms thereof) of all of the Securities of such series to be due and payable immediately. Under certain circumstances, the Holders of a majority in principal amount of the Outstanding Securities of such series may rescind such a declaration.

  The Holders of a majority in principal amount of the Outstanding Securities of any series may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee with respect to the Securities of such series, provided that, among other things, such direction is not in conflict with any rule of law or the Indenture. In case an Event of Default occurs (and is not cured), the Trustee is required to exercise such of its rights and powers under the Indenture, and use the same degree of care and skill in their exercise, as a prudent person would exercise or use under the circumstances in the conduct of his own affairs. Subject to such provisions, the Trustee is under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the Holders of the Securities of any series, unless such Holders have offered to the Trustee reasonable security or indemnity against the costs, expenses and liabilities that might be incurred by it in compliance with any such request or direction.

MODIFICATION AND WAIVER

  Occidental and the Trustee may execute a supplemental indenture, without the consent of the Holders of the Securities or any related coupons: (i) to add to the covenants, agreements and obligations of Occidental for the benefit of the Holders of all the Securities of any series or to surrender any right or power conferred in the Indenture upon Occidental; (ii) to evidence the succession of another person to Occidental and the assumption by it of the covenants of Occidental in the Indenture and the Securities; (iii) to provide that Bearer Securities may be registrable as to principal, to change or eliminate any restrictions on the payment of principal of or interest, if any, on Bearer Securities, to permit Bearer Securities to be issued in exchange for Registered Securities, to permit Bearer Securities to be issued in exchange for Bearer Securities of other authorized denominations or to permit the issuance of Securities in uncertificated form, provided that any such action shall not adversely affect the interests of the Holders of Securities of any series or any related coupons in any material respect; (iv) to establish the form or terms of Securities of any series and any related coupons as permitted by Sections 201 and 301 of the Indenture; (v) to provide for the acceptance of appointment under the Indenture of a successor Trustee with respect to the Securities of one or more series and to add to or change any provisions of the Indenture as shall be necessary to provide for or facilitate the administration of the trusts by more than one Trustee; (vi) to cure any ambiguity or correct any inconsistency in the Indenture or make other changes, provided that no such action shall adversely affect the interests of the Holders of the Securities; (vii) to add to, change or eliminate any provisions (which addition, change or elimination may apply to one or more series of Securities), provided that any such addition, change or elimination neither
(a) applies to any Security of any series created prior to the execution of such supplemental indenture that is entitled to the benefit of such provision nor (b) modifies the rights of the Holder of any such Security with respect to such provision; or (viii) to secure the Securities.

  With the consent of the Holders of not less than a majority in principal amount of the Outstanding Securities of the series affected by such supplemental indenture, Occidental and the Trustee also may execute a supplemental indenture to add provisions to, or change in any manner or eliminate any provisions of, the Indenture with respect to such series of Securities or modify in any manner the rights of the holders of the Securities of such series and any related coupons under the Indenture, provided that no such supplemental indenture will, without the consent of the Holder of each Outstanding Security affected thereby: (i) change the stated maturity of the principal of, or any installment of principal or interest on, any such Security, or reduce the amount of principal of any such Discount Security that would be due and payable upon declaration of acceleration of maturity thereof; (ii) reduce the principal amount of, or the rate of interest on, or any premium payable on, any such Security; (iii) change the place or currency of payment of principal or interest, if any, on any such Security; (iv) impair the right to institute suit for the enforcement of any payment on or with respect to any such Security; (v) reduce the above-stated percentage of Holders of Securities of any series necessary to modify or amend the Indenture; or (vi) modify the foregoing requirements or reduce the percentage in principal amount of Outstanding Securities of any series necessary to waive any covenant or past default. Holders of not less than a majority in principal amount of the Outstanding Securities of any series may waive certain past defaults and may waive compliance by Occidental with certain of the restrictive covenants in the Indenture (including the restrictive covenants described above under "Certain Covenants of Occidental") with respect to the Securities of such series.

DISCHARGE

  Unless otherwise indicated in an applicable Prospectus Supplement, Occidental may terminate at any time its obligations under the Indenture with respect to the Securities of any series by (i)(a) delivering all Outstanding Securities of such series to the Trustee for cancellation or (b) depositing with the Trustee funds or non-callable United States government obligations sufficient to pay all remaining principal and interest on the Securities of such series and (ii) complying with certain other provisions of the Indenture.

  If Occidental exercises its right to satisfy and discharge its obligations under the Indenture with respect to any series of the Debt Securities prior to its maturity by depositing funds or non-callable United States government obligations in trust for holders of outstanding Debt Securities of that series, such satisfaction and discharge ("discharge"), under present law, is likely to be treated as a redemption of the Debt Securities of that series prior to maturity in exchange for the property deposited in trust. In such event, each holder would generally recognize, at the time of discharge, gain or loss measured by the difference between (i) the sum of (a) the amount of any cash and (b) the fair market value of any property deposited in trust deemed received by the holder (except to the extent attributable to accrued interest) and (ii) the holder's tax basis in the Debt Securities deemed surrendered. Thereafter, each holder would be treated as if it held an undivided interest in the cash (or investments made therewith) and the property held in trust. Each holder would generally be subject to tax liability in respect of interest income and original issue discount, if applicable, thereon and would recognize any gain or loss upon any disposition, including redemption, of the assets held in trust. Although tax might be owed, the holder of a discharged Debt Security would not receive cash (except for current payments of interest on such Debt Security) until the maturity or earlier redemption of such Debt Security. Such tax treatment could affect the purchase price that a holder would receive upon the sale of the Debt Securities.

REPORTS

  Occidental is required to furnish to the Trustee annually (i) a statement as to the fulfillment by Occidental of all of its covenants under the Indenture and (ii) within 20 days after the occurrence thereof, notice of each acceleration which, with the giving of notice and the lapse of time, would be an Event of Default, as described above in clause (iv) under "Events of Default."

THE TRUSTEE

  The Trustee is a New York banking corporation. The Trustee is a participating lender under a revolving credit agreement of Occidental and provides commercial banking services to Occidental and certain of its subsidiaries. The Indenture contains certain limitations on the rights of the Trustee, as a creditor of Occidental, to obtain payment of claims in certain cases or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions with Occidental and its subsidiaries; provided, however, that if the Trustee acquires any conflicting interest at such time as a default is pending under the Indenture, it must (with certain exceptions) eliminate such conflict or resign.

                             PLAN OF DISTRIBUTION

  Occidental may sell Debt Securities to one or more underwriters for public offering and sale by them or may sell Debt Securities to investors directly or through agents or dealers. Any such underwriter, agent or dealer involved in the offer and sale of the Debt Securities will be named in the applicable Prospectus Supplement. Occidental may also sell Offered Securities to an agent as principal.

  Underwriters may offer and sell the Offered Securities at a fixed price or prices, which may be changed, or from time to time at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. Occidental also may, from time to time, authorize underwriters acting as its agents to offer and sell the Offered Securities upon the terms and conditions set forth in any Prospectus Supplement. In connection with the sale of Offered Securities, underwriters may be deemed to have received compensation from Occidental in the form of underwriting discounts or commissions and may also receive commissions from purchasers of Offered Securities for whom they may act as agent. Underwriters may sell Offered Securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions (which may be changed from time to time) from the purchasers for whom they may act as agent.

  If a dealer is utilized in the sale of the Offered Securities in respect of which this Prospectus is delivered, Occidental will sell such Offered Securities to such dealer, as principal. The dealer may then resell such Offered Securities to the public at varying prices to be determined by such dealer at the time of resale.

  Any underwriting compensation paid by Occidental to underwriters or agents in connection with the offering of Offered Securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers, will be set forth in an applicable Prospectus Supplement. Underwriters, dealers and agents participating in the distribution of the Offered Securities may be deemed to be underwriters under the Securities Act, and any discounts and commissions received by them and any profit realized by them on resale of the Offered Securities may be deemed to be underwriting discounts and commissions under the Securities Act. Underwriters, dealers and agents may be entitled under agreements with Occidental to indemnification against and contribution toward certain civil liabilities, including liabilities under the Securities Act, and to reimbursement by Occidental for certain expenses.

  If so indicated in an applicable Prospectus Supplement, Occidental will authorize dealers acting as its agents to solicit offers by certain institutions to purchase Offered Securities from Occidental at the public offering price set forth in such Prospectus Supplement pursuant to Delayed Delivery Contracts ("Contracts") providing for payment and delivery on the date or dates stated in such Prospectus Supplement. Each Contract will be for an amount not less than, and the aggregate principal amount or offering price of Offered Securities sold pursuant to Contracts shall not be less nor more than, the respective amounts stated in such Prospectus Supplement. Institutions with whom Contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and other institutions, but will in all cases be subject to the approval of Occidental.

  Offered Securities may also be offered and sold, if so indicated in the Prospectus Supplement, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, or otherwise, by one or more firms ("remarketing firms"), acting as principals for their own accounts or as agents for Occidental. Any remarketing firm will be identified and the terms of its agreement, if any, with Occidental and its compensation will be described in the Prospectus Supplement. Remarketing firms may be deemed to be underwriters in connection with the Offered Securities remarketed thereby. Remarketing firms may be entitled under agreements which may be entered into with Occidental to indemnification by Occidental against certain liabilities, including liabilities under the Securities Act.

  The Debt Securities may or may not be listed on a national securities exchange or a foreign securities exchange. No assurances can be given that there will be a market for any of the Debt Securities.

                                 LEGAL MATTERS

  Certain legal matters with respect to the legality of the Debt Securities being offered hereby will be passed upon for Occidental by Robert E. Sawyer, Esq., Associate General Counsel of Occidental, and by Skadden, Arps, Slate, Meagher & Flom LLP, Los Angeles, California. Mr. Sawyer beneficially owns, and has rights to acquire under employee stock options, an aggregate of less than 1% of the outstanding common stock of Occidental.

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  NO DEALER, SALESMAN OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY
INFORMATION OR TO MAKE ANY REPRESENTATIONS, OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS IN CONNECTION WITH THE OFFER MADE BY THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY OCCIDENTAL OR THE UNDERWRITER. NEITHER THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS NOR ANY SALE MADE HEREUNDER AND THEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF OCCIDENTAL SINCE THE DATE HEREOF. THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS DO NOT CONSTITUTE AN OFFER OR A SOLICITATION BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANYONE TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.

                               ----------------

                               TABLE OF CONTENTS

                             PROSPECTUS SUPPLEMENT

                                                                            PAGE
                                                                            ----
Occidental Petroleum Corporation...........................................  S-2
Recent Developments........................................................  S-2
Use of Proceeds............................................................  S-3
Capitalization.............................................................  S-3
Description of the Notes...................................................  S-4
Certain United States Federal Tax Considerations........................... S-13
Plan of Distribution....................................................... S-14
Legal Matters.............................................................. S-15

                                  PROSPECTUS
Available Information......................................................    2
Incorporation of Certain Documents by Reference............................    2
Occidental Petroleum Corporation ..........................................    3
Use of Proceeds............................................................    3
Ratios of Earnings to Fixed Charges........................................    3
Description of the Debt Securities.........................................    3
Plan of Distribution.......................................................   12
Legal Matters..............................................................   13

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                                 $270,000,000

                  [LOGO OF OCCIDENTAL PETROLEUM CORPORATION]

                                  OCCIDENTAL
                             PETROLEUM CORPORATION

                             EXTENDIBLE NOTES DUE
                                OCTOBER 3, 2008

                               ----------------

                             PROSPECTUS SUPPLEMENT

                               ----------------

                              MERRILL LYNCH & CO.


                              SEPTEMBER 25, 1998

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